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                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                       YIELDUP INTERNATIONAL CORPORATION
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                              (Name of Issuer)

                                  COMMON STOCK
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                       (Title of Class of Securities)

                                  985837 10 3
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                                 (CUSIP Number)


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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 985837 10 3                 13G                 PAGE ___  OF ___ PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Arbitrade LLC (36-3993234)
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


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  4     Citizenship or Place of Organization

             Arbitrade LLC (Illinois, USA)
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    Number of
                           5       Sole Voting Power

      Shares                              *
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                          *
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                               *
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                          *
    Person With
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

              *
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
          Less than 5%

--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

          Arbitrade LLC (BD)
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* Issuer, YIELDUP CORPORATION, was acquired by FSI International on October 21,
1999. As a result, reporting person no longer owns a percentage of outstanding shares which requires filing Schedule 13G.







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CUSIP NO.   985837 10 3               13G                 PAGE ___  OF ___ PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

            Deephaven Market Neutral Trading LP (36-7055681)
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

             Deephaven Market Neutral Trading LP (Illinois, USA)
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                          *
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                      *
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                           *
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                      *
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

               *
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

          Less than 5%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

            Deephaven Market Neutral Trading LP (BD)
--------------------------------------------------------------------------------


* Issuer, YIELDUP CORPORATION, was acquired by FSI International on October 21, 1999. As a result, reporting person no longer owns a percentage of outstanding shares which requires filing Schedule 13G.





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


CUSIP NO.  985837 10 3                13G                 PAGE ___  OF ___ PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

               Deephaven Market Neutral Fund Limited (NA)
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*    (a) [ ]
        (See Instructions)                                   (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization


--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

      Shares                          *
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                      *
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                           *
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                       *
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

               *
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

               Less than 5%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

            Deephaven Market Neutral Fund Limited (PN)
--------------------------------------------------------------------------------


* Issuer, YIELDUP CORPORATION, was acquired by FSI International on October 21, 1999. As a result, reporting person no longer owns a percentage of outstanding shares which requires filing Schedule 13G.





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


CUSIP NO.   985837                    13G                 PAGE ___  OF ___ PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

               Deephaven Opportunity Trading Fund LP (NA)
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group*    (a) [ ]
        (See Instructions)                                   (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

               Deephaven Opportunity Trading Fund LP (British Virgin Islands)
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    Number of
                           5       Sole Voting Power

      Shares                           *
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                       *
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                            *
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                        *
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

               *
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

               Less than 5%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

               Deephaven Opportunity Trading Fund LP (BD)
--------------------------------------------------------------------------------


* Issuer, YIELDUP CORPORATION, was acquired by FSI International on October 21, 1999. As a result, reporting person no longer owns a percentage of outstanding shares which requires filing Schedule 13G.





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


CUSIP NO.   985837 10 3               13G                 PAGE ___  OF ___ PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

          Colin Smith (SS# available upon request)
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

               Colin Smith (USA)
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    Number of
                           5       Sole Voting Power

      Shares                          *
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                      *
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                           *
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                       *
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

          *
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

          Less than 5%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

          Colin Smith (IN)
--------------------------------------------------------------------------------


* Issuer, YIELDUP CORPORATION, was acquired by FSI International on October 21, 1999. As a result, reporting person no longer owns a percentage of outstanding shares which requires filing Schedule 13G.





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
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)

DISCLAIMER: Information in this Schedule 13G is provided solely for the purpose of complying with Sections 13(d) and 13(g) of the Act and regulations promulgated thereunder, and is not to be construed as an admission for any purpose whatsoever.

Item 1(a)      Name of Issuer:

               YIELDUP INTERNATIONAL CORPORATION

Item 1(b)      Address of Issuer's Principal Executive Offices:

               117 Easy Street
               Mountain View, CA  94043

Item 2(a)      Name of Person Filing:

               Arbitrade LLC
               Deephaven Market Neutral Trading LP
               Deephaven Market Neutral Fund Limited
               Deephaven Opportunity Trading Fund LP
               Colin Smith

Item 2(b)      Address of Principal Business Office:

                    c/o Arbitrade Holdings LLC
                    130 Cheshire Lane, Suite 102
                    Minnetonka, MN 55305

Item 2(c)      Citizenship:

               Arbitrade LLC (Illinois, USA)
               Deephaven Market Neutral Trading LP (Illinois, USA)
               Deephaven Market Neutral Fund Limited (British Virgin Islands) Deephaven Opportunity Trading Fund LP (British Virgin Islands) Colin Smith (USA)


Item 2(d)      Title of Class of Securities:

               Common Stock

Item 2(e)      CUSIP Number:

               985837 10 3


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Item 3    The person filing is a:

          Arbitrate LLC (BD)
          Deephaven Market Neutral Trading LP (BD)
          Deephaven Market Neutral Fund Limited (PN)
          Deephaven Opportunity Trading Fund LP (BD)
          Colin Smith (IN)

          If this statement is filed pursuant to Rule 13d-1(c), check this box. [x]

Item 4    Ownership:

          See Items 5-11 of each cover page

Item 5    Ownership of Five Percent or Less of a Class:

          If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be beneficial owners of more than five percent of the class of securities, check the following [x].

Item 6    Ownership of More than Five Percent on Behalf of Another Person:

          See Schedule A for a listing of control persons of the Reporting Persons which persons may be deemed to be indirect beneficial owners of the securities reported herein.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

          Not applicable.

Item 8    Identification and Classification of Members of the Group:

          See Item 5-12 of each cover page.

          This statement is being filed by the parties hereto, including Deephaven Market Neutral Trading LP, Deephaven Market Neutral Fund Limited, and Deephaven Opportunity Trading Fund LP (collectively referred to as the "Private Investment Partnership Entities"). The Private Investment Partnership Entities are separately managed by affiliates of Arbitrade Holdings LLC, (the "managers") Colin Smith is a trader employed by the managers. Arbitrade LLC is an affiliate of Arbitrade Holdings LLC and is a proprietary trading vehicle.

Item 9    Notice of Dissolution of Group:

          Not applicable.

Item 10   Certification:

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were

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          acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Date:  November 4, 1999

Arbitrade LLC

By: /s/ Gary Sobczak


Deephaven Market Neutral Trading LP

By: /s/ Gary Sobczak


Deephaven Market Neutral Fund Limited

By: /s/ Gary Sobczak


Deephaven Opportunity Trading Fund LP

By: /s/ Gary Sobczak


/s/ Colin Smith
Colin Smith




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                                   Schedule A

Control Persons of:

     1.   Deephaven Market Neutral Trading LP (an Illinois limited partnership)

          - Deephaven Market Neutral Fund Limited (a British Virgin Islands corporation)
          - Deephaven Capital Management LLC (a Delaware limited liability company)

     2. Deephaven Market Neutral Fund Limited (a British Virgin Islands corporation)

          -    Deephaven Capital LLC (a Delaware limited liability company)

     3. Deephaven Opportunity Trading Fund LP (a British Virgin Islands partnership)

          - Deephaven Opportunity Fund LLC (a Delaware limited liability company)
          - Deephaven Opportunity Fund Limited (a British Virgin Islands company)
          -    Deephaven Investment Advisers LLC (a Delaware LLC)

     4. Deephaven Capital Management LLC, Deephaven Capital LLC, and Deephaven Investment Advisers LLC

          -    Arbitrade Holdings LLC (a Delaware LLC)

     5.   Arbitrade Holdings LLC

          - Irvin Kessler, Merrill Ferguson, Efraim Gildor, Peter Hajas, and Mark Lyons.

     All can be reached at:

                  -   c/o Arbitrade Holdings LLC
                      130 Cheshire Lane, Suite 102
                      Minnetonka, MN 55305


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